Annuity Payment Endorsement

Minnesota Life Insurance Company - A Securian Company 400 Robert Street North • St. Paul, MN 55101-2098

Minnesota Life Insurance Company certifies that the Annuitant named in the Schedule below is entitled to the Annuity Payments described in this schedule. Payments are to commence on the Annuity Commencement Date.

ANNUITY PAYMENTS SCHEDULE

ANNUITANT

ANNUITANT’S DATE OF BIRTH

ANNUITY COMMENCEMENT DATE

FORM OF ANNUITY PAYMENT

FIXED ANNUITY PAYMENT $

JOINT ANNUITANT

JOINT ANNUITANT’S DATE OF BIRTH

ANNUITANT’S BENEFICIARY

MHC-83-9059